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                                                                      EXHIBIT 12



                     THE HERTZ CORPORATION AND SUBSIDIARIES
         CONSOLIDATED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (IN THOUSANDS OF DOLLARS EXCEPT RATIOS)

                                    UNAUDITED

                                                              Six Months
                                                             Ended June 30,
                                                        -----------------------
                                                          1999           1998
                                                        --------       --------
Income before income taxes                              $228,968       $188,017


Interest expense                                         161,283        147,848


Portion of rent estimated to represent the
    interest factor                                       41,930         37,850
                                                        --------       --------


Earnings before income taxes and fixed charges          $432,181       $373,715
                                                        ========       ========


Interest expense (including capitalized interest)        161,929       $148,306


Portion of rent estimated to represent the
    interest factor                                       41,930         37,850
                                                        --------       --------


Fixed charges                                           $203,859       $186,156
                                                        ========       ========



Ratio of earnings to fixed charges                           2.1            2.0
                                                        ========       ========







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